Exhibit 99.4

MEMORIAL RESOURCE DEVELOPMENT CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Memorial Resource Development Corp. (the “Company”) is a Delaware corporation engaged in the acquisition, exploration, and development of natural gas and oil properties primarily in North Louisiana.  The Company controls Memorial Production Partners LP (“MEMP”) through the ownership of Memorial Production Partners GP LLC (“MEMP GP”). MEMP is a publicly traded limited partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. Due to our control of MEMP through the ownership of MEMP GP, the Company is required to consolidate MEMP for accounting and financial reporting purposes.

On July 1, 2014, MEMP consummated its acquisition of oil and natural gas liquids properties in Wyoming from Merit Energy Company, LLC and certain of its affiliates (the “Wyoming Acquisition”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based on the audited statement of operations of the Company for the year ended December 31, 2014 and the unaudited statement of revenues and direct operating expenses of the Wyoming Acquisition for the six months ended June 30, 2014, and includes pro forma adjustments to give effect to the Wyoming Acquisition as if the transaction occurred on January 1, 2014.

The pro forma adjustments to the historical combined financial statements are based on currently available information and certain estimates and assumptions. The actual effect of the transactions discussed in the accompanying notes ultimately may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions and that the unaudited pro forma adjustments are factually supportable, give appropriate effect to the impact of events that are directly attributable to the transactions, and reflect those items expected to have a continuing impact on the Partnership.

The unaudited pro forma combined statement of operations should be read in conjunction with the notes thereto and with our historical financial statements and the historical financial statements of the Wyoming Acquisition, included elsewhere in this prospectus.

The Company’s unaudited pro forma condensed combined statement of operations is not necessarily indicative of the results that actually would have occurred if MEMP had completed the Wyoming Acquisition or the related financing transactions on the dates indicated or which could be achieved in the future because they necessarily exclude various operating expenses.

MEMORIAL RESOURCE DEVELOPMENT CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands, except per share amounts)

	For the Year Ended December 31, 2014	For the Six Months Ended June 30, 2014
	Company Historical	Wyoming Acquisition Historical	Pro Forma Adjustments		Company Pro Forma Combined
Revenues:
Oil & natural gas sales	$894,967	$91,199	$—		$986,166
Pipeline tariff income and other	4,378	—	—		4,378
Total revenues	899,345	91,199	—		990,544
Costs and expenses:
Lease operating	161,303	24,608	—		185,911
Pipeline operating	2,068	—	—		2,068
Exploration	16,603	—	—		16,603
Production and ad valorem taxes	45,751	11,943	—		57,694
Depreciation, depletion, and amortization	314,193	—	29,383	(a)	343,576
Impairment of proved oil and natural gas properties	432,116	—	—		432,116
Incentive unit compensation expense	943,949	—	—		943,949
General and administrative	87,673	—	—		87,673
Accretion of asset retirement obligations	6,306	—	163	(a)	6,469
(Gain) loss on sale of property	3,057	—	—		3,057
(Gain) loss on commodity derivative instruments	(749,988)	—	—		(749,988)
Other, net	(12)	—	—		(12)
Total costs and expenses	1,263,019	36,551	29,546		1,329,116
Operating income	(363,674)	54,648	(29,546)		(338,572)
Other income (expense):
Interest expense, net	(133,833)	—	(11,319)	(b)	(145,374)
			(222)	(c)	—
Loss on extinguishment of debt	(37,248)	—	—		(37,248)
Other, net	(337)	—	—		(337)
Total other income (expense)	(171,418)	—	(11,541)		(182,959)
Income (loss) before income taxes	(535,092)	54,648	(41,087)		(521,531)
Income tax benefit (expense)	(100,971)	—	—		(100,971)
Net income (loss)	$(636,063)	$54,648	$(41,087)		$(622,502)
Historical and pro forma net income (loss) available to common stockholders:
Net income (loss) available to common stockholders	$(784,581)				$(784,581)
Earnings per unit:
Basic and diluted earnings per unit	$(4.08)				$(4.08)
Weighted average common and common equivalent shares outstanding:
Basic and diluted	192,498				192,498

MEMORIAL RESOURCE DEVELOPMENT CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Note 1. Basis of Presentation

Memorial Resource Development Corp. (the “Company”) is a Delaware corporation engaged in the acquisition, exploration, and development of natural gas and oil properties primarily in North Louisiana.  The Company controls Memorial Production Partners LP (“MEMP”) through the ownership of Memorial Production Partners GP LLC (“MEMP GP”). MEMP is a publicly traded limited partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. Due to our control of MEMP through the ownership of MEMP GP, the Company is required to consolidate MEMP for accounting and financial reporting purposes.

On July 1, 2014, MEMP consummated its acquisition of oil and natural gas liquids properties in Wyoming from Merit Energy Company, LLC and certain of its affiliates (the “Wyoming Acquisition”). MEMP funded the Wyoming Acquisition through borrowings under its revolving credit facility. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based on the audited statement of operations of the Company for the year ended December 31, 2014 and the unaudited statement of revenues and direct operating expenses of the Wyoming Acquisition for the six months ended June 30, 2014, and includes pro forma adjustments to give effect to the Wyoming Acquisition as if the transaction occurred on January 1, 2014.

The Company believes that the assumptions used in the preparation of these unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 provide a reasonable basis for presenting the effects directly attributable to the transactions described above.

The unaudited pro forma combined statement of operations and the notes thereto should be read in conjunction with the Company’s historical financial statements and the historical financial statements of the Wyoming Acquisition, included elsewhere in this prospectus.

Note 2. Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Combined Statement of Operations

The following adjustments were made in the preparation of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014:

(a)	Pro forma adjustment to reflect the depletion and depreciation on property and equipment and the accretion expense on asset retirement obligations associated with the Wyoming Acquisition.
(b)

Pro forma adjustment to reflect the incurrence of interest expense on $838.5 million of additional borrowings under MEMP’s revolving credit facility used to fund the Wyoming Acquisition. Pro forma interest expense was based on a rate of 2.70%. A one-eighth percentage point change in the interest rate would change pro forma interest associated with these additional borrowings by $0.5 million.

(c)	Pro forma adjustment to reflect the amortization of $2.3 million of deferred financing costs as if the borrowing costs associated with the Wyoming Acquisition were incurred on January 1, 2014.

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